MINING ACQUISITION AND  PRODUCTION AGREEMENT

THIS MINING ACQUISITION AND  PRODUCTION AGREEMENT  is made and entered into this 6thth  day of October, 2011

BY AND BETWEEN:

HANS PETER FLUECK, an individual having an address of 18912-121st Ave., Edmonton, Alberta, (facsimile: 780,454-0934);

 (“Flueck”)
OF THE FIRST PART

AND:

COASTAL PACIFIC MINING CORP., a Canadian corporation, having an address of 927 Drury Ave N.E., Calgary, Alberta  T2E 0M3(facsimile : 403-313-5449)

 (“Coastal”)
OF THE SECOND PART

AND:

PLATA LITORAL INC., a Nevada corporation, having an address of 3550 N. Central Avenue, Suite 1025, Phoenix, Arizona 85012

 (“Litoral”)
OF THE THIRD PART

AND:

RIMPAGO COMPANY LIMITED, a BVI corporation, having an address of 3076 Sir Francis Drake’s Highway, P.O. Box 3463, Road Town, Tortola, British Virgin Islands

 (“Rimpago”)
OF THE FOURTH PART

(collectively, the “Optionors”)

AND:

MINERA RIMPAGO COMPANY LIMITED PERU S.A.C., a Peruvian corporation, having an address of  Av. Santa Cruz No. 937, Miraflores, Lima 18, Peru

(the “Trustee”)

OF THE FIFTH PART

AND:

ROYAL SOVEREIGN INTERNATIONALE., a corporation, having an address of  (address to be provided)

( “Royal”)

OF THE SIXTH PART

(collectively referred to as the “Parties”)

WHEREAS, the Trustee is the Trustee appointed to act on behalf of Rimpago, and holds title to the Property, more particularly described on Schedule A appended hereto, in trust for the benefit of Rimpago a company incorporated pursuant to the laws of BVI, whose sole shareholder is Flueck;

WHEREAS, Coastal has an option agreement, as amended, to earn up to a fifty (50%) percent interest in and to the Property;

WHEREAS, Coastal has assigned 90% of its rights and interest under the amended option agreement to Litoral  and whereby Litoral has agreed to assume all obligations of Coastal under the amended option agreement on the same terms and conditions as the Coastal option;

WHEREAS, the Trustee, Rimpago, Coastal and Flueck  wish to hereby confirm the rights of Coastal and Litoral to earn a 50% interest in the Property pursuant to the terms of amended mining option agreement (the “ Option Agreement”) in regards to the Property;

WHEREAS, Flueck, Rimpago, Coastal and Litoral intend that this Agreement and the Production Agreement attached hereto, shall supersede all prior agreements, including but not limited to the Option Agreement, upon Royal completing all of the terms as required hereto and entering in the Production Agreement;

WHEREAS, the Parties are all involved in mining exploration and development with experience in the identification and development of mining projects and wish to enter into  this Mining Acquisition and Production Agreement (the “Agreement”) which shall define the terms of  the acquisition of the property by Royal and the  mining and exploration operations to be undertaken on the Property;

WHEREAS,  Royal has access to all the financing, technical competence, technology and environmental management skills required to promptly and effectively carry out the objectives of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the Parties) the Parties hereto covenant and agree each with the other as follows:

SECTION 1

SCOPE

1.1           This Agreement is a Mining Acquisition and Production Agreement entered into pursuant to the provisions of the Acts and their implementing rules and regulations.  The primary purpose of this Agreement is to provide for the exploration, exploitation, sustainable development, commercial utilization and extraction of all mineral deposits existing within the Contract Area, with all necessary services, technology and financing to be furnished or arranged by Royal in accordance with the provisions of this Agreement;

1.2           Royal shall acquire a fifty percent interest (50%) in and to the Property upon payment in the amount of $2,400,000 on such terms as provided for this in Agreement; and upon funding such funds as may be required to bring the Property into production with production capacities as provided for in this Agreement;

1.3           Royal shall undertake and execute, for and on behalf of the Parties responsible mining operations in accordance with the provision of this Agreement and the Production Agreement appended hereto as Schedule B, and is hereby constituted and appointed, for the purpose of this Agreement, as the exclusive entity to conduct mining operations in the Contract Area;

1.4           Exploration to be undertaken on the Contract Area, which shall be agreed to between the Parties as provided for in this Agreement shall be managed by Coastal; and

1.5           The total value of production and sale of minerals derived from the mining operations contemplated herein shall be accounted for and divided between the Optionors and Royal in accordance with Section VII hereof.

SECTION II

INTERPRETATION

2.1           Definitions.  As used in this Agreement, the following words and terms, whether singular or plural, shall have the following respective meaning:

(a)
“Acts” means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including title to, and Mining Operations on, the Property.

(b)	“Affiliate” has the meaning set out in the Canada Business Corporations Act, as amended from time to time.

(c)	“Agreement” means this agreement, including the recitals, and schedules, all as amended, supplemented or restated from time to time.

(d)
“AMI” means the area outlined in this Agreement, the Option Agreement, the Production Agreement or any Schedules hereto and shall constitute an Area of Mutual Interest, between the Parties and which shall remain in force and effect for the term of  this Agreement, the Option Agreement, the Production Agreement or any agreements which may survive this Agreement.

(e)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Alberta, Canada.

(f)
 “Calendar Year or Year” means a period of twelve (12) consecutive months starting with the first day of commencement of commercial operations as defined under the Production Agreement, while “Calendar Quarter” means a period of three consecutive months with the first calendar quarter starting with the first day of commencement of commercial operations.

(g)
“Commercial Production”  means the production of sufficient quantity of minerals to sustain economic viability of mining operations reckoned from the date of commercial operation pursuant to the terms of the Production Agreement or as stated in any feasibility study, if prepared, whichever comes first.

(h)	“Contract Area” means the area delineated under the Mining Acquisition and Production Agreement under Schedule A appended hereto.

(i)	“Contract Year” means a period of twelve (12) consecutive months counted from the Effective Date of this Agreement or from the anniversary of such Effective Date.

(j)	“Effective Date” means October 1, 2011.

(k)	“Encumbrances” means security interests, liens, royalties, charges, mortgages, pledges and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect.

(l)	“Environment” means all facets of man’s surroundings; physical, ecological, aesthetic, cultural, economic, historic, institutional and social.

(m)
 “Exploration” means searching or prospecting for mineral resources by geological, geophysical and geochemical surveys, remote sensing, test pitting, trenching, drilling, shaft sinking, tunneling or any other means for the purpose of determining the existence, extent, quality and quantity of mineral resources and the feasibility of mining them for profit.

(n)	“Exploration Budget” means an estimate of expenditures to be made by Coastal for exploration operations contemplated hereunder to accomplish the Work Program for each particular period.

(o)
“Exploration Expenditures” means all costs, expenses and charges, direct or indirect, of or incidental to exploration incurred by Coastal, which costs, expenses and charges shall be determined in accordance with an Exploration Budget provided pursuant to the terms of this Agreement and the Production Agreement.

(p)
“Exploration Operator” shall be Coastal, who shall carry out Exploration on the Property pursuant to an Exploration Budget or Work Program, and who may appoint a designed party to undertake its duties.

(q)
“Exploration Work Program” means a document which presents the plan of exploration operations and the corresponding expenditures prepared by Coastal in its Contract Area during a given period of time as submitted and approved in accordance with the implementing rules and regulations of the Act.

(r)
“Force Majeure” means acts or circumstances beyond the reasonable control of the Parties including, but not limited to acts of terrorism, war, rebellion, insurrection, riots, civil disturbances, blockade, sabotage, embargo, strike, lockout, any dispute with surface owners and other labor disputes, epidemics, earthquakes, storms, floods, other adverse weather conditions, explosion, fire, adverse action by the Government or by any of its instrumentality or subdivision thereof, acts of God or any public enemy and any cause as herein described over which the affected party has no reasonable control and as further agreed in this Agreement and the Production Agreement.

(s)	“Government” means the Government of Peru or any of its agencies and instrumentalities.

(t)
“Gross Output” means the actual market value of the minerals or mineral products from each mine or mineral land operated as a separate entity, without any deduction for mining, processing, refining, transporting, handling, marketing or any other expenses; Provided, that if the minerals or mineral products are sold or consigned abroad by Royal the actual cost of ocean freight and insurance shall be deducted; Provided further that in the case of mineral concentrates which are not traded in commodity exchanges in Peru or abroad, the actual market value shall be the world price quotation of the refined mineral products contained thereof prevailing in the said commodity exchanges, after deducting the smelting, refining, treatment, insurance, transportation and other charges incurred in the process of converting mineral concentrates into refined metal traded in those commodity exchanges.

(u)	“MDU” means map designated unit.

(v)
“Minerals” means the end products produced or derived from operating the Property as a mine and shall include all naturally occurring inorganic substances in solid, liquid, gas or any intermediate state, including but not limited to all minerals, mineral concentrates, traded and non-traded commodities and industrial products, excluding energy materials such as coal, petroleum, natural gas, radioactive materials and geothermal energy.

(w)
“Mineral Products” means materials derived from mineral ores/rocks and prepared into marketable state by metallurgical processes which include benefication, cyanidation, leaching, smelting, calcination and other similar processes.

(x)
 “Mining Area” means that portion of the Contract Area identified by Royal as identified in Schedule A and duly approved by the requisite government authorities concerned for the purposes of development and/or utilization and sites for support facilities.

(y)
“Mining Operations” means every kind of work done in respect of the Property to derive and produce Minerals from the Property,  by or under the direction of Royal including, without limiting the generality of the foregoing, the work of designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals,  reclaiming and all other work usually considered to be development, mining and reclamation work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the development work.

(z)	“Notice” means notice in writing, facsimile or e-mail (authenticated by answer back or confirmation received) addressed or sent as provided in this Agreement or the Production Agreement.

(aa)
 “Mining Operator” shall be Royal, who shall undertake such duties as defined under this Agreement and  the Operator Agreement and the Production Agreement appended hereto and who may appoint a designated party, approved by the Parties to this Agreement, to undertake its duties.

(bb)
“Mining Work Program” means a document which presents the plan of any and all Mining Operations and the corresponding expenditures of Royal in its Contract Area during a given period of time, including the plan and expenditures for development of host and neighboring communities and of local geoscience and mining technology, as submitted and approved in accordance with the implementing rules and regulations of the Act.

(cc)	“Ore” means naturally occurring substance or material from which a mineral or element can be mined and/or processed for profit.

(dd)	“Permitted Encumbrance” means

(i)
easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(ii)
the right reserved to or vested in any Government or Regulatory Authority or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate in any manner, and all applicable laws, rules and orders of any governmental authority;

(iv)	the reservations, limitations, provisos and conditions in any original grants from the Crown or interests therein and statutory exceptions to title.

(ee)
“Pollution” means any alteration of the physical, chemical and/or biological properties of any water, air and/or land resources of the country of Peru, or any discharge thereto of any liquid, gaseous or solid wastes or any production of unnecessary noise or any emission of objectionable odor, as will or is likely to create or render such water, air, and land resources harmful, detrimental or injurious to public health, safety, or welfare or which will adversely affect their utilization for domestic, commercial, industrial, agricultural, recreational or other legitimate purposes.

(ff)	“Production Budget” means an estimate of expenditures to be made by Royal in mining operations contemplated hereunder to accomplish the Work Program for each particular period.

(gg)
 “Property” means all of the subject claims in the District of Acobambilla, in the Republic of Peru more particularly described in Schedule “A” attached hereto, and when the context so implies the lands and premises subject thereto, and includes any replacement or successor permit or claims, and all mining leases and other mining interests derived from any such permit covering the same area of land.

(hh)
“Royal” means Royal Sovereign International or its assignee or assignees of interest under this Agreement provided that the assignment of any of such interest is accomplished pursuant to the pertinent provisions of this Agreement and the implementing rules and regulations of the Act.

2.2           Headings.  The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and includes any variation or amendment hereto from time to time and any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

2.3           Legislation.  Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement of any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

2.4           Extended Meanings.  In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. All references to mineral claims shall include map designated units.

2.5           Currency.  All references to currency herein are to lawful money of the United States, unless otherwise specified.

2.6           Non-Merger. The provisions contained in this Agreement shall survive the Effective Date and the completion of the transactions contemplated by this Agreement and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument delivered pursuant hereto or in connection herewith.

2.7           Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

2.8           No partnership. Nothing contained in this Agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

SECTION III

REPRESENTATIONS WARRANTIES AND COVENANTS

3.1           Representations, Warranties and Covenants of the Optionors and the Trustee.  The Optionors and the Trustee represent, warrant and covenant to Royal that to the best of their knowledge and beliefs that:

(a)	each of the Optionors and the Trustee is domiciled at the address set forth beside his name on the first page of this Agreement;

(b)
the Trustee is a corporation duly incorporated, organized and subsisting under the laws of Peru, with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(c)
the Optionors have good and sufficient authority to enter into and deliver this Agreement and to transfer, to Royal, their  legal and beneficial interest in the Property as required under this Agreement;

(d)
there is no contract, option or any other right of another form binding upon the Optionors or the Trustee to option, sell, transfer, assign, pledge, charge, mortgage, explore, or in any other way, option, dispose of or encumber all or part of the Property or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(e)
the execution, delivery and performance of this Agreement by the Optionors and the Trustee, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any agreements in regard to the property entered into by the Optionors; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which the Optionors’ business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(f)
the Trustee holds for the Optionors as registered owner, the right and title to 100% of the right, title and working interest in and to those claims comprising the Property more particularly described in Schedule ‘A’ hereto;

(g)
the Property is properly and accurately described in Schedule “A” hereto and is in good standing under the laws of the jurisdiction in which the Property is located up to and including at least the expiry dates set forth in Schedule “A”;

(h)
this Agreement has been duly authorized, executed and delivered by the Optionors and the Trustee and constitutes a valid and binding obligation of the Optionors and the Trustee, enforceable against the Optionors and/or the Trustee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought; and

(i)	the Optionors and the Trustee shall, during the term of this Agreement:

(i)	promptly provide Royal with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)
remain in good standing in their respective jurisdictions, and all jurisdictions as required to hold the Property, failure to do so will result in a default under this Agreement and Royal shall have the right to register title to their interest in and to the Property to its name to protect its interest in and to the Property;

(iii)	co-operate with Royal in obtaining any permits or licences required by authorities in the in which the Property is situated;

(iv)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Royal hereunder.

3.2           Representations, Warranties and Covenants of Royal.  Royal represents, warrants and covenants to the Optionors and the Trustee that:

(a)	Royal is a corporation duly incorporated, organized and subsisting under the laws of	(jurisdiction to be provided)	with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(b)
Royal has all necessary power and authority to own or lease its assets and carry on its business as presently carried on, to carry out its obligations herein and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)
the execution, delivery and performance of this Agreement by Royal, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of the articles, by-laws or other constating documents of Royal; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which Royal’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)
this Agreement has been duly authorized, executed and delivered by Royal and constitutes a valid and binding obligation of Royal enforceable against Royal in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(e)
Royal shall promptly apply for and use it reasonable best efforts to obtain all approvals, orders or acceptances required in connection with this Agreement, including, but not limited to those required by any Government or Regulatory Authorities, the shareholders of Royal; and Royal shall deliver to the Optionors and the Trustee copies of all such approvals, orders and acceptances, as the case may be, forthwith upon receipt of them by Royal; and

(f)	Royal shall, during the period of this Agreement:

(i)	promptly provide the Optionors and the Trustee with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)	co-operate with the Optionors and Trustee in obtaining any permits or licences required by authorities in the regions which have authorization over the Property;

(iii)
deliver to the Optionors and the Trustee, from time to time, copies of any and all geological reports and assay results that pertain to the Property, within thirty (30) days of receipt of the aforementioned data;

(iv)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionors and the Trustee hereunder; and

(v)	maintain its corporate existence.

3.3           Reliance and Survival.  The representations, warranties and acknowledgements set out in this Section 3 have been relied on by the Parties in entering into this Agreement.  All representations and warranties made herein will survive the delivery of this Agreement to the Parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of the Parties to whom they are provided, as the case may be, indefinitely.

SECTION IV

TERMS OF AGREEMENT

4.1           Acquisition  and Mining and Production Rights. Royal shall acquire a fifty (50%) percent interest in and to the Property subject only to the required expenditures as more particularly defined in Section 4.2 herein.

The Optionors grant to Royal, subject to the terms contained herein,  the exclusive mining and production rights  with respect to the Property pursuant to the terms of the Production Agreement hereto

The Parties agree that should any Party to this Agreement discover such ore reserves capable of sustaining production in excess of 1,500 tons per day, the Parties may reach an agreement, acceptable to all Parties for the sale of the rights or interest in and to the Property in which case the proceeds of such sale would be divided as to one-third (1/3) to Royal and two-thirds to the Optionors to be split one-third (1/3) to Flueck or his assignees and one-third (1/3) to Coastal and Litoral to be distributed pursuant to their respective interests.

4.2           Consideration. In consideration of the acquisition of a fifty percent (50%) interest in and to the Property and the grant of the Mining and Production rights under this Agreement, Royal shall make the following cash payments and property expenditures:

(a)	Cash Payments: Royal shall pay as directed herein, the amount of $2,400,000:

(i) $175,000 cash payment to Flueck on November 1, 2011;

(ii) $725,000 to be paid into trust on or before January 1, 2012 to be expended on the property for Exploration Expenditures on or before September 30, 2012, pursuant to Work Programs agreed to between the Parties to this Agreement;

 (iii) $1,325,000 to be paid into trust on or before October 1, 2012 to be expended on the property either for Mining Expenditures as defined below under Section 4.2(b) on or before April 30, 2013, pursuant to Work Programs agreed to between the Parties to this Agreement; and

(iv)  $175,000 cash payment to Flueck on October 30, 2012.

(b)	Mining Production Expenditures:

On or before March 31, 2012, Royal shall have prepared a Work Program for mining operations, which shall be approved by the Parties, but in any event which shall include the fitting and construction of a 350ton per day processing plant and shall have placed such funds as required to build such plant in a trust, the conditions of which shall provide that a 350ton per day processing plant be built on the Property and be in operation on or before April 30, 2013.

4.3.           Exploration Rights.   During the term of this Agreement, Coastal shall have the exclusive exploration rights on the Property, and the right to permit any other person or persons as it may in its sole discretion decide, to enter on and conduct exploration activities on the Property subject to an approved exploration Work Program presented by Coastal.   Coastal shall have full power and authority, as well as its servants, agents, workers or contractors, to carry on  any and all explorations in searching for Minerals and shall conduct all Exploration Operations in compliance in all material respects with all Acts, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property.

4.4           Mining and Production Rights. During the term of this Agreement and subject to the payments as required under Section 4.2 above, Royal shall have the exclusive mining right on the Property, and to permit any other person or persons as it may in its sole discretion decide, to enter on and conduct the Mining Operations on the Property subject to an approved Mining Work Program. Royal shall have quiet possession during the term of this Agreement with full power and authority to Royal, its servants, agents, workers or contractors, to carry on Mining Operations in processing minerals , including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as may be necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying as required to undertake the Mining Operations. Royal shall conduct all Mining Operations in compliance in all material respects with all Acts, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property.

4.4           4.4           Lapse or acceleration of acquisition. In addition to the provisions of termination set out in Section 9 herein, Royal may let the acquistion lapse by failing to incur Expenditures or perform any of the obligations set out in Section 4.2, provided only that Royal’s obligations under Section 9.4 are satisfied.  Further, Royal may accelerate any or all of the Expenditures under 4.2.

4.5           Earned Interest.  Upon payment of the required consideration under Section 4.2 above Royal shall earn an irrevocable fifty percent (50%) interest in and to the Property. Royal shall have no right to any earned interest until such time as the consideration under Section 4.2 shall be met in full, no partial interest shall be earned.

4.6           Agency. Subject to and in accordance with this Agreement, the Optionors hereby irrevocably appoint Royal or their agreed to assignee to conduct the Mining Operations contemplated by this Agreement.  For greater certainty, Royal shall remain liable as principal under this Agreement, notwithstanding the appointment of an agent for the purpose of conducting the Mining Operations.

SECTION V

CONTRACT AREA

5.1           Location of Contract Area.  This Agreement covers a total area as defined in Schedule A appended hereto.

SECTION VI

CONDUCT OF ROYAL

6.1           Maintenance of Property.   Royal shall carry out sufficient assessment work to maintain the Property in good standing and pay all taxes, assessments and other charges lawfully levied or assessed against the Property from the Effective Date, which expenditures shall be covered in the Expenditures defined in 4.2 above. The Optionors shall transmit promptly to Royal any notices pertaining to the taxes, assessments and other charges.

6.2           Abandonment. Royal may at any time, prior to the earning of its fifty percent (50%) interest under this Agreement, abandon any one or more of the claims which comprise the Property. Royal shall give the Optionors notice in writing of any abandonment. If any of the claims comprising the Property are abandoned (including the termination of this Agreement without Royal having earned its interest as contemplated by this Agreement), Royal will retransfer such claims to the Optionors (if they are then in the name of Royal), which shall be in good standing for a period of at least twelve months from the notice of abandonment.

6.3           Assessments. Royal shall, during the term of this Agreement, in consultation with the Optionors, file, in whole or in part, the assessment credits as may become available from Mining Operations conducted on the Property. If Royal and Optionors do not agree on the assessment credits to be filed, Royal’s decision shall prevail.

6.4            Insurance.

(a)Royal shall provide, maintain and pay for the following insurance which costs shall be covered in the Expenditures defined in 4.2 above.  Said insurance shall be placed with an insurance company or companies and in a form as may be acceptable to the Optionors:

(i)comprehensive general liability insurance protecting Royal and Optionors and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of Royal and Optionors under this Agreement, including coverage for liability arising out of products, whether manufactured or supplied by Royal and Optionors, completed operations, contingent employer's liability and contractual liability, and

(ii)automobile insurance on Royal’s owned and non-owned vehicles, if any, protecting Royal and its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of Royal and Optionors under this Agreement.

(b)Each policy of insurance contemplated in this Section shall:

(i)be in an amount acceptable to the Optionors and in any event not less than $1,000,000 inclusive of any one occurrence;

(ii) and the policy of insurance referred to in  Section 6.4(a)(i) shall:

1.	include a standard form of cross-liability clause;

2.	contain a clause waiving the insurer's right of subrogation against the Optionors; and

3.	indicate that the insurer will give the Optionors thirty days' prior written notice of cancellation or termination of the coverage.

(c) Royal shall provide the Optionors with such evidence of insurance as the Optionors may request.

6.5 Access. Royal shall submit to the Optionors periodic progress reports of Mining Operations completed on the Property, which reports shall be submitted not less than quarterly on an annual basis and shall provide the Optionors with access to all records, data and information relating to the Property which is in the possession of Royal. The Optionors may, at their own risk and expense and at reasonable times agreed to by Royal, enter on the Property and examine the Mining Operations; provided, that the Optionors will not, in the opinion of Royal, interfere with it.

6.6           Environmental Matters. During the term of this Agreement, Royal shall:

(a)receive, handle, use, store, treat, ship and dispose of any and all environmental contaminants (as established from time to time by applicable legislation or regulation or by-law) in strict compliance with all applicable environmental, health or safety laws, regulations, order or approvals; and will remove prior to the lapse or termination of the Agreement, from and off the Property all environmental contaminants.

(b)not release into the environment, or deposit, discharge, place, or dispose of at, on or near the Property any hazardous or toxic materials, substances, pollutants, contaminants or wastes as a result of the Mining Operations conducted by it; and

(c) not use the Property, not permit any other person to use the Property as a landfill or waste disposal site.

6.7           Environmental assessment. Whenever  requested by the Optionors, RoyalRoyal shall provide the Optionors with access, during reasonable business hours and on reasonable prior notice, to the Property for the purpose of conducting an environmental assessment of the Property, provided that the assessment is conducted in a manner that will not unreasonably interfere with RoyalRoyal’s operations. The environmental assessment shall be at the Optionors’ sole expense. If the environmental assessment conducted by the Optionors reveals any release of hazardous substances on or under the Property that, in the opinion of the Optionors acting reasonably and  which under the laws of the jurisdiction would be defined as requiring remedial measures, , occurred after the date hereof, then the Optionors may give written notice to RoyalRoyal of remedial measures as the Optionors may consider necessary, based on the results of the environmental assessment and which under the laws of the jurisdiction are required to have remedial action. Royal shall, at its expense, promptly undertake such remedial measures. If RoyalRoyal fails to undertake diligently the remedial measures specified by Royal within 60 days of the receipt of notice, the Optionors may immediately terminate this Agreement.

SECTION VII

FISCAL REGIME

7.1           Revenue Split – All revenues derived from the Mining Operations, after expenses, shall be split fifty (50%) to Royal and fifty (50%) percent to the Optionors of which Flueck shall get twenty-five (25%) percent of the revenues and Coastal and Litoral shall get the remaining twenty-five (25%). Prior to the revenue split, Royal shall establish an exploration fund trust account into which Royal shall pay ten percent (10%) of the gross revenues without deduction to be released subject to approved Exploration Work Programs prepared and presented by Coastal to the Parties.

7.2           Distribution of Profits – Royal shall establish a reserve account and shall deposit monthly into the account all revenues from operations.   Quarterly, subject to operations generating positive cash flow Royal shall distribute, pursuant to the revenue split under Section 7.1 above, two thirds (2/3) of all cash in the reserve account and shall retain one third (1/3) in the reserve account until the following quarter.  Annually, Royal shall review the reserve account and shall pay out such remaining funds in the reserve account to the Parties pursuant to the revenue split under Section 7.1 above.

7.3           Pricing of Sales -   Royal shall dispose of the minerals, mineral concentrates and by-products produced at the highest market price prevailing in the locality:  Royal shall also pay the lowest achievable marketing commissions and related fees and shall negotiate for more advantageous terms and conditions subject to the right to enter into long-term sales or marketing contracts or foreign exchange, which the Options acknowledge to be acceptable notwithstanding that the sale price of the minerals and by-products may from time to time be lower, or the terms and conditions of sales are less favorable, than that available elsewhere.  Royal shall seek to strike a balance between long-term sales or marketing contracts or foreign exchange comparable to policies followed by independent producers in the international mining industry.

Royal shall likewise seek a balanced distribution among consumers.   Insofar as sales to Royal’s affiliate(s) are concerned, prices shall be at arm’s length standard, and competing offers for large scale and long-term contracts shall be procured.  Before any sale and/or shipment of Mineral Product is made, existing and future marketing contract(s)/sales agreement(s) shall be submitted to the Optionors.  At the same time, Royal shall regularly inform the Optionors in writing of any revisions, changes or additions in said contract(s)/agreement(s).

Royal shall reflect in its Monthly/Quarterly Report on Production, Sales and Inventory of Minerals as well as in the Integrated Annual Report, the corresponding registration number(s), if any, of the marketing contract(s)/agreement(s) governing the export or sale of Minerals.

7.4  Minerals -   The value of all Minerals discovered in commercial quantities in the Contract Area shall be included in this Agreement.

SECTION VIII

ENVIRONMENTAL PROTECTION AND MINE SAFETY AND HEALTH

8.1  Royal shall manage its Mining Operations in a technically, financially, socially, culturally and environmentally responsible manner to achieve the sustainable development objectives and responsibilities as provided for the under the implementing rules and regulations of the Act.

8.2           Royal shall ensure that the standards of environmental protection are met in the course of the Mining Operations.  To the extent possible, control of pollution and the transformation of the mined-out areas or materials into economically and socially productive forms must be done simultaneously with mining.

8.3           Any required Environmental Certificates under the Act shall be secured first by Royal prior to the conduct of any development works, construction of production facilities and/or mine production activities in the Contract Area.

8.4           Royal shall establish a contingent liability and rehabilitation fund.  The funds shall be maintained in a separate trust account and shall be used for physical and social rehabilitation of areas affected by mining activities and for payment of compensation for damages caused by the Mining Operations.

8.5           Royal shall set up mitigating measures  such as mine waste and mill tailings disposal system, mine rehabilitation or plan, water quality monitoring, etc. to minimize land degradation, air and water pollution, acid rock drainage and changes in hydrogeology.

8.6           Royal shall set up an Environmental and Safety Office at its mine site manned by qualified personnel to plan, implement and monitor its approved environmental protection plan.

8.7           Royal shall be responsible in the monitoring of environmental, safety and health conditions in the Contract Area and shall strictly comply with all the rules and regulations embodied under the laws of Peru.

8.8           Royal shall be responsible for the submission of a final mine rehabilitation and/or decommissioning plans, including its financial requirements and incorporating the details and particulars set forth in the implementing rules and regulations of the Act.

SECTION IX

TERMINATION

9.1           Termination. This Agreement shall automatically terminate and be of no force and effect if,:

(a)With the exception of a default under Section 9.1(b) herein, Royal is in default in any material respect of any term or condition of this Agreement and fails to cure such default within thirty (30) Business Days of receiving notice from the Optionors specifying the particulars of such default;

(b) Royal fails to incur all of the Expenditures under 4.2 within the time periods set out herein;

(c)Royal fails to carry out the assessment work or pay the taxes, assessments and other charges described in Section 6.3  and fails to cure such default within 30 days of receiving notice from the Optionors specifying the particulars of such default;

(d) Royal fails to make the payments under Section 4.2 as set out in this Agreement; or

(e) Royal fails to file the required assessment credits in respect of the Mining Operations in a timely manner, as prescribed herein and by the jurisdiction to which fees must be paid.

9.2           Any termination under this Section shall occur automatically, without any further action by the Optionors.

9.3 Surrender of Rights.  Subject to Section 9.4, Royal may at any time during the Option Period give the Optionors written notice of its intentions to surrender all of its rights hereunder, whereupon this Agreement shall terminate and the working right herein shall lapse.

9.4 Obligations on Termination.  Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and termination of this Agreement, Royal shall:

(a) ensure that any claims or map designated units comprising the Property are in good standing for a period of at least twelve months from the lapse, termination or surrender of the Option and/or this Agreement, as the case may be, and upon request of the Optionors, retransfer the Property to the Optionors (if it is then in the name of Royal) free and clear of all Encumbrances;

(b) ensure that the Property is in at least the same state concerning environmental and hazardous conditions as the Property was on the date of this Agreement and that it is free and clear of all liens, claims and encumbrances that may have been created by Royal;

(c) thereupon the requirement to pay any amounts payable thereafter, in each case pursuant to Section 4.2 shall no longer have any cause or effect;

(d)deliver to the Optionors any and all reports, maps, assessment reports and maps, samples, assay results, drill cores, data and other information of any kind whatsoever pertaining to the Property or related to Mining Operations which have not been previously delivered to the Optionors;

(e)remove all materials supplies and equipment from the Property; provided however, that Royal may retain ore and, at the cost of Royal, dispose of any such materials, supplies or equipment not removed from the Property within 90 days of receipt of such notice by Royal; and

(f) not engage in any form of conduct, or make any statements or representations that disparage or may disparage or otherwise harm the Optionors’s reputation, good will or commercial interest.

9.5 Survival of provisions. Royal and Optionors shall remain liable to one another for all claims, matters, demands and causes of action arising prior to the termination of this Agreement that relate in any way to the provisions of this Agreement, and in particular, without limiting the generality of the foregoing, the provisions of Section 10  and Section 9.4 of this Agreement shall survive any termination of this Agreement.

SECTION X

INDEMNIFICATION

10.1           Indemnity.

(a) Royal shall and does hereby indemnify and save the Optionors harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted by or on behalf of Royal after the date hereof; provided that the Optionors shall not be indemnified for any loss, liability, claim, demand, damage, expense, suit, injury or death resulting from the negligence or wilful misconduct of the Optionors or its employees, agents or contractors. For further clarity, the parties intend that Royal shall be responsible for all liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the period of Mining Operations, relating to or arising out of:

(i)the conduct of activities undertaken by Royal or its affiliates, employees, agents or contractors in, on or under the Property;

(ii)the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

1.	the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

2.
any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities;

3.
any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property; and

4.
the long-term reclamation and remediation of the Property and the care and monitoring of the Property, and the posting and maintaining of bonds or other financial assurances required in connection therewith.

(b)           Each party hereto shall indemnify and save harmless the other, as well as its officers, directors and shareholders, from and against any and all claims, losses, liabilities, damages, fees, fines, penalties, interests, deficiencies, costs and expenses, of any nature or kind whatsoever (collectively, the “Claims”), arising by virtue or in respect of any breach of covenant contained herein or failure to comply with any provision herein, or any inaccuracy, misstatement, misrepresentation or omission made by such party in connection with any matter set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

(c)           Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

(d)           No investigation made by or on behalf of the Parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto.  No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

SECTION XI

FORCE MAJEURE

11. 1           Force majeure. Notwithstanding anything contained in this Agreement to the contrary, if any party is prevented from or delayed in performing any obligation under this Agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to Section 10.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

11.2           Notice. Any party claiming suspension of its obligations shall promptly notify the other party to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

11.3           Extension. The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve Royal from its obligations to keep the Property in good standing, and to issue the Payment Shares within the prescribed periods.

SECTION XII

FINANCIAL REPORTING

12.1  Audit. An audit shall be prepared annually by Royal.  Each annual audit shall be final and not subject to adjustment unless the Optionors deliver to Royal written exceptions in reasonable detail within six months after the Optionors receive the report.  The Optionors shall not have access to any books and records of Royal.  The audit shall be conducted by a chartered or certified public accountant of recognized standing.  Royal shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the Report.  A copy of the Optionors’ report shall be delivered to Royal upon completion, and any discrepancy between the amount actually paid by Royal and the amount which should have been paid according to the Optionors’ report shall be paid in a timely manner, one party to the other.  If the discrepancy requires a payment to the Optionors of an amount in excess of 10% of the amount which was paid to the Optionors for the audited period, the entire cost of the audit shall be borne by Royal, and Royal shall reimburse the Optionors accordingly; otherwise, the Optionors shall bear the entire cost of the audit.

12.2 No restriction on staking.  Nothing contained in this Agreement shall have the effect of restricting in any way the entitlement of the Optionor, Royal and the Trustee to stake or otherwise acquire, directly or indirectly, interests and rights in MDUs and mining claims, and licenses, leases, grants, concessions, permits and patents relating to a mineral property. However, any such stakings, acquisitions, rights in MDUs, mining claims, and licenses, leases, grants, concessions, permits and patents relating to any mineral properties shall be subject to the AMI as defined herein.

12.3 Title to Property. The title to the Property shall be recorded on the execution of the Production Agreement, which shall be executed upon all payments as required under Section 4.2 being made by Royal,  in each of the names of the Optionors and Royal as to their respective undivided interests.

SECTION XIII

NOTICES AND PAYMENTS

13.1 Notice.  Any demand, notice or other communication (the “Notice”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by any party to the other.  Any Notice made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was sent.

13.2 Payments.  Payments hereunder shall be made addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Section 12.1.  If any payment herein becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

SECTION XIV

PUBLIC ANNOUNCEMENTS

14.1 Public Announcements.  Neither Royal nor the Optionors shall, without the prior consent of the other, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating thereto save to the extent such disclosure comprises information substantially already publicly available or unless it is necessary for any party to make such disclosure in order to comply with a statutory obligation or the requirements of a competent government or statutory agency or Regulatory Authority; provided that, where practicable, a copy of any proposed announcement or statement shall be furnished in advance of the proposed date of publication to such other Party, and the disseminating Party shall make every reasonable effort to incorporate the Parties’ comments prior to dissemination.

SECTION XV

GENERAL PROVISIONS

15.1 Entire Agreement.  This Agreement, including all the Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein. Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

15.2  Authority.   Each party represents and warrants to the other party that it has the authority to enter into this Agreement and that execution and delivery of this Agreement has been duly approved by resolution of the board of directors.  Each individual (the “Authorized Signatory”) executing this Agreement on behalf of each party represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said party.

15.3 Assignment of Interest.  Royal may not sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement without the prior written consent of the Optionors, which consent may not be unreasonably withheld.

15.4 First Right of Refusal.  Any of the Optionors shall grant to Royal the first right of refusal to purchase or option the Optionors’ interest in the Property on terms which shall have been offered by any third party.  The Optionors shall notice Royal of their intent to sell and Royal shall have 30 days to meet the terms of agreement to sell and to pay any consideration required thereunder.

15.5 Right to Purchase.  In the event of Optionor’s death, Royal shall have the right to purchase at fair market value, based on an independent third party appraisal, the Optionor’s interest and rights to the Property.

15.6 Encumbrances. During the Option Period, neither the Optionors nor Royal shall grant an Encumbrance, other than a Permitted Encumbrance, in their respective interest in the Property.

15.7 Confidentiality of information. During the term of this Agreement, Royal shall keep all information and data concerning or derived from the Mining Operations confidential and, except to the extent required by law, regulation or policy of any Regulatory Authority, or in connection with the filing of an annual information form or a prospectus by Royal or any of its Affiliates, no information derived from the Mining Operations shall be disclosed to any person other than an Affiliate without the prior consent of the Optionors, which consent shall not unreasonably be withheld or delayed. Each party shall, where practicable, use reasonable commercial efforts to cause the text of any news releases or other public statements which a party desires to make with respect to the Property to be made available to the other party prior to publication and the other party shall have the right to make suggestions for changes therein.

15.8 Waiver.  The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

15.9 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.10 Further Assurances.  The parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

15.11 Time.  Time shall be of the essence of this Agreement.

15.12 Expenses. Each party shall be responsible for its own expenses in connection with negotiating and settling this Agreement.

15.13 Amendment.  This Agreement may be amended or varied only by agreement in writing signed by each of the parties.

15.14 Arbitration.

(a)
If there is a dispute between the parties with respect to this Agreement, or the interpretation of this Agreement, Royal and the Optionors shall, firstly, be obligated to use best efforts to reconcile and settle each and every dispute.  In the event that a settlement or agreement cannot be reached between the parties, the aggrieved party (“Claimant”) shall, pursuant to Section 10.1 herein, deliver an arbitration notice (“Arbitration Notice”) to the other party (the “Respondent”) detailing the nature of the dispute, the facts and the relevant evidence.  Within 7 days that the Respondent receives the Arbitration Notice, each of the Claimant and the Respondent shall appoint a nominee.  The two nominees so appointed shall, within 21 days of the date of the Arbitration Notice, in turn select a single arbitrator (the “Arbitrator”) to settle all matters arising from the dispute.  In the event that either the Claimant or Respondent, or their selected nominees, fail to appoint the Arbitrator within the prescribed periods, the party in default of the time provisions shall automatically accept the arbitrator selected by the party not in default, as being the Arbitrator to settle all matters arising from the dispute.

(b)
The Claimant shall deposit with the Arbitrator a full and complete formal statement of claim, which shall not be subject to amendment at any time during the arbitration process unless otherwise permitted by the Arbitrator, within 30 days of the date that the Arbitrator was selected.  Unless otherwise required by the Regulatory Authorities, neither the Claimant nor the Respondent shall announce publicly the alleged claims or dispute until such time as a formal statement of claim has been deposited with the Arbitrator.

(c)
Each of the Claimant and the Respondent shall jointly instruct the Arbitrator to create an arbitration protocol in a timely manner dealing with the timing and procedures (including security for costs) of all matters that are subject to the dispute, taking into consideration: (i) the fact that each of the Claimant and the Respondent are reporting issuers, as that term is described in applicable securities legislation, and; (ii) the seasonality of the Mining Operations and what correlative effects the process may have on logistics.

(d)
The award made by the Arbitrator shall be final and binding upon the parties, and shall in all respects be kept and observed.  The Arbitrator shall have the authority to award and direct that the parties, or either of them, execute and deliver such releases, conveyances, deeds, assurances and other documents as the Arbitrator thinks fit, and these releases, conveyances, deeds, assurances and other documents shall be executed and delivered accordingly

(e)
All costs of the arbitral proceedings shall be in the discretion of the Arbitrator who may direct to and by whom, and in what manner, (including allocation between the parties) the costs or any part of them shall be paid, it being the intention of the parties that the first principle in the exercise of the Arbitrator’s discretion shall be that the costs of the arbitral proceedings shall follow the event of the award.  The costs of the arbitral proceedings and the award shall include, but not be limited to, the sum of (i) the Arbitrator’s fees and applicable taxes, (ii) all actual, reasonable legal fees and disbursements of the Arbitrator and the parties to the dispute, and (iii) a sum equal to the product of $200 multiplied by the number of days in the period commencing on the date that is 90 days prior to the date of the arbitral hearing (or trial) and ending on the last date of such hearing or trial.

(f)
The Arbitrator may proceed ex parte in case either party, or any of their witnesses, shall at any time neglect or refuse to attend the arbitration proceedings after 7 days’ notice in writing under the hand of the Arbitrator given to each party or to the parties’ solicitor, unless the party, prior to the time fixed to attend, presents to the Arbitrator what the latter considers sufficient cause for failure to attend.

(g)
The Arbitrator and any nominee under Subsection 12.11(a) must be a resident of Alberta and  either of a practising notary, lawyer, advocate, accountant, professor, in the province of Alberta, or a retired justice of any of the courts of Alberta.  An Arbitrator selected outside of the jurisdiction of Alberta may only be effective if agreed to in writing by each of the Claimant and the Respondent. The language to be used in the arbitral proceedings shall be English.

(h)	Any award made by the Arbitrator may, at the instance of either of the parties to the dispute and without notice to the other of them, be made an Order of the Superior Court of Alberta.

15.15 Governing Law and Attornment.  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta, judicial district of the city of Calgary.  For the purpose of all legal proceedings, this Agreement shall be deemed to have been executed in the Province of Alberta and the courts of the Province of Alberta shall have exclusive jurisdiction to entertain any action arising under this Agreement

15.16  Language.  It is the express wish of the parties hereto that this Agreement and all documents contemplated hereby shall be drawn up in English and all reports, accountings, and any other related documents shall be provided by the respective party to the other in English.

15.17 Counterparts.  This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart.  When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

INTENTIONALLY LEFT BLANK

THE PARTIES, intending to be contractually bound, have entered into this Agreement as of the date set out on the first page.

 The parties acknowledge that this agreement has not been reviewed by Peruvian attorneys, and therefore they understand that according to Peruvian law some agreements, covenants, obligations and commitments included in this agreement could not be compatible with Peruvian law or could not be legally enforceable or possible to be complied as established herein.  THE PARTIES also understand that the structure, form and or denomination of this agreement and part of their intention expressed herein, could not be compatible with Peruvian law.  In this sense THE PARTIES  agree to hire Peruvian counsel, and in good faith, adapt this agreement into a valid and enforceable agreement according to Peruvian law.  Also,  THE PARTIES agree that if there are some provisions of this agreement that could be invalid or unenforceable according to Peruvian law, in good faith, they will amend them in order to preserve as much as possible their intention declared and contained in this agreement.

If it is necessary, THE PARTIES will completely execute a new agreement, which could include other terms and conditions than the ones herein, and with the final purpose to make feasible the transactions and their intentions expressed in this document and to preserve as much as possible, the obligations, commitments, covenants and conditions contained herein.
HANS PETER FLUECK By: (Authorized Signatory)
COASTAL PACIFIC MINING CORP. By: (Authorized Signatory)
RIMPAGO COMPANY LTD. By: (Authorized Signatory)
MINERA RIMPAGO COMPANY LIMITED PERU S.A.C. By: (Authorized Signatory)
ROYAL SOVEREIGN INTERNATIONALE By: (Authorized Signatory)

PLATA LITORAL INC.

By:

(Authorized Signatory)

SCHEDULE “A”

To an Agreement made as of September 20, 2011 by and between Hans Peter Flueck ,Coastal Pacific Mining Corp., and Rimpago Company Limited Peru S.A.C.

The Optionor is the recorded and beneficial holder of a 100% un-divided interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.  It is located within the Instituto Geografico Nacional map sheet 26-M CONAYCA.  The Claims are centered on Universal Transverse Mercator coordinate system, Provisional South American Datum 1956, zone 18L, 456480 meters East and 854570 meters North (Santa Rita) and 455500 meters East and 8559740 meters North (Celeste No 3); or geographic coordinate system 75°24’ 15” of west Longitude and 12°43’ 02” of south Latitude (Santa Rita), 75°24’ 45” of west Longitude and 12°41’ 11” of south Latitude (Celeste No 3).

The claims are held by Rimpago Company Limited Peru S.A.C, who is a  party to this Agreement.

The two (2) subject claims cover an area of 1200 hectares and are named:

Code	Claims	Hectares	Holder	Location			Coordinates
				Department	Province	District	N°	Easting	Northing
1	Nueva Santa Rita	1000	Minera Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4 5 6	455000 458000 458000 454000 454000 455000	8596000 8595000 8593000 8593000 8594000 8594000
2	Celeste N° 3	200	Minera Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4	455000 456000 456000 455000	8599000 8599000 8597000 8597000

together the ("Claims")..

The Claims are for metallic minerals giving the titleholder the right to explore and exploit metallic minerals within the bounds of the Claims; subject to the payment of the annual fees established by Peruvian Mining Law.

Mining Claims are map-registered using a grid system based on the PSAD56.  The vertices of the two (2) Mineral rights that comprise the Property are registered at the Instituto Geologico, Minero y Metalurgico (“INGEMMET”); and Superintendecncia Nacional de Registros Publicos (“SUNARP”).